                                                                    Exhibit 99.1

[AMKOR TECHNOLOGY LOGO]
                                                               News Release


              AMKOR TECHNOLOGY REPORTS RECORD THIRD QUARTER RESULTS

West Chester, PA. - October 31, 2000 -- Amkor Technology, Inc. (Nasdaq: AMKR) cited continued strength in outsourcing trends in reporting financial results for the third quarter ended September 30, 2000. Total revenues were $649 million, an increase of 29% from $502 million in the third quarter of 1999 and a 19% increase over the second quarter of 2000. Assembly & test revenues rose to $549 million from $430 million in the third quarter of last year. Wafer fab revenues were $100 million compared with $72 million in the third quarter of 1999.

Net income before the amortization of goodwill and acquired intangibles was $73 million, or $0.46 per share, compared with $34 million, or $0.27 per share, for the third quarter of 1999. Including amortization of goodwill and acquired intangibles net income was $45 million, or $0.28 per share, compared with $26 million, or $0.21 per share, for the third quarter of 1999.

There were 159 million weighted average shares outstanding on a fully diluted basis for the third quarter of 2000 compared with 136 million in the year-ago period.

For the first nine months of 2000, revenues rose 28% to $1.75 billion from $1.37 billion in the first nine months of 1999. Net income before the amortization of goodwill and acquired intangibles more than doubled, to $171 million, or $1.13 per share, compared to $69 million, or $0.56 per share, for the first nine months of 1999. Including amortization of goodwill and acquired intangibles net income was $113 million, or $0.75 per share, compared with $57 million, or $0.47 per share, for the third quarter of 1999.

"We had an exceptionally strong third quarter, with virtually all markets showing solid demand," said John Boruch, Amkor's President. "We saw especially robust growth in our laminate package products. This strong performance reflects positively on the health of our business."

"The trend towards outsourcing of assembly & test, as reflected in the proposed Toshiba J.V., continues to be a key growth driver, and we expect this trend to accelerate during the next several years," said Mr. Boruch.


                                     -more-

"The gross margin for the third quarter of 2000 rose to 24.5% from 22.7% in Q2 '00 and 19.4% in Q3 '99. The increase in Q3 gross margin reflects a full quarter's ownership of the K1, K2 & K3 factories acquired from Anam Semiconductor on May 1, 2000," said Ken Joyce, Amkor's Chief Financial Officer.

Third quarter 2000 gross margin reflects the inclusion of $20.2 million in "cost of goods sold" for amortization of goodwill and acquired intangibles primarily in connection with the K1 - 4 acquisitions. Absent this amortization, our Q3 gross margin would have been 27.6%. For the third quarter of 1999, these figures were $7.8 million and 20.9%, respectively.

"We believe that presenting goodwill amortization as a separate line item provides a more appropriate measure of our operating performance, and is also in line with the precedents established by other companies in our industry," said Mr. Joyce. "Therefore commencing with our Q4 financial disclosure, we will be reporting the amortization of goodwill and acquired intangibles previously included in Cost of Revenues as a separate line item, below the gross profit line. Consequently, our gross margin guidance for Q4 and future periods will reflect this treatment."

 "The pricing environment in semiconductor packaging remained within normal ranges," noted Mr. Joyce. "Overall packaging ASP declines were around 2.1% for the third quarter, compared with 3% in the prior quarter. We remain focused on improving our product mix by incorporating more advanced package technology and design."

"We expect consolidated gross margin to be stable in the fourth quarter, or approximately 27% to 28% under the treatment noted above," said Mr. Joyce.

Operating income rose to $100 million from $54 million in the third quarter of 1999. Excluding the amortization of goodwill, third quarter operating income was $120 million and $62 million for 2000 and 1999, respectively. Pre-tax profit rose 78% to $62 million from $35 million in Q3 of 1999. Depreciation and amortization expenses were $99 million compared with $52 million in the third quarter of 1999.

Third quarter EBITDA rose sharply to $197 million from $103 million in Q3 '99. We have calculated EBITDA as earnings before income taxes; equity in income
(loss) of affiliates; foreign currency gain or loss; interest expense, net; depreciation and amortization. EBITDA is a common measure used by investors to evaluate a company's ability to service debt. EBITDA is not defined by generally accepted accounting principles.


                                     -more-

Unit shipments rose 33% over the year-ago quarter and 13% over the second quarter of 2000. Overall assembly capacity utilization rose to 85% from 75% in the second quarter of 2000. Utilization was 87% in the third quarter of 1999. High end (advanced leadframe and laminate) products were 69% of packaging revenues for the third quarter, compared to 63% in the third quarter of 1999.

Third quarter test revenue increased 43%, to $31.4 million from $21.9 million in Q3 of 1999.

"We have been aggressively building our test capabilities, in terms of both test assets and engineering staff, to support an accelerating demand for outsourcing our customers' testing requirements," said Mr. Boruch. "We are particularly excited about our industry-leading capability in the area of Strip Test, which was co-developed by Amkor and several leading test technology partners. Strip Test allows a higher level of integration between the assembly and test processes and provides such key benefits as shorter cycle time, improved asset utilization and reduced testing costs. We expect to increase our test revenue by 80% in 2001"

"Recently, some questions have been raised regarding the state of the semiconductor cycle," continued Mr. Boruch. "It is important to note that throughout our 32-year history, Amkor has typically grown during semiconductor industry downturns. This is a period when integrated device manufacturers tend to focus more on their core competencies of chip design and fabrication, and look more toward outsourcing their assembly and test. In addition, the production - and consumption - of semiconductor units continues to increase, and Amkor is a unit-driven company. Our highly diversified customer base, which covers the entire spectrum of the microelectronics industry, together with our broad array of packaging and test technology and unequalled manufacturing scale, are key factors contributing to Amkor's growth during industry downturns. We are well positioned to maintain this track record."

Anam's wafer foundry continued to ramp toward its full design capacity of 30,000 wafer starts per month. During the third quarter, the fab averaged approximately 24,000 monthly wafer starts on behalf of Texas Instruments, Atmel and other foundry customers. The company expects wafer starts to increase to 30,000 per month by the end of Q1 2001.

"Looking ahead, we expect strong growth in a broad range of chip scale packages, such as ChipArray, Tape BGA, MicroLeadframe and High-End BGA, that have been designed to support 0.18 micron fab process technology," said Mr. Boruch. "In addition, we expect our Flip Chip business to grow significantly in 2001. We are installing a fully integrated bumping, plating and packaging operation that will allow us to support Flip Chip devices at 0.15 micron and below."

                                     -more-

"In our developing System-in-Package business, we have established a strong infrastructure to support what we believe will be significant growth opportunities in 2001 and beyond," said Mr. Boruch. "Our growing portfolio of SiP packages is providing a variety of solutions in the wireless, broadband and storage markets."

"Our High Density Leadframe program has enabled Amkor to be a very cost competitive producer of leadframe packages. These initiatives position us to further consolidate our market leadership in this highly profitable product family," said Mr. Boruch.

"Finally, we plan to be well positioned in the area of packaging optical components," said Mr. Boruch. "We have been exploring a number of opportunities with leading optical device companies in North America and Europe and hope to have more news to announce within the next several months."

"Our long-term growth has typically been in the 20% to 25% range, which is generally the rate that the outsourced market has expanded. Our current plans for 2001 are to grow our Assembly & Test revenue by 35% and Wafer Fab revenues by 20%. Our proposed transaction with Toshiba should close on or about December
1. This joint venture should bring Amkor $300 million in revenue over the next twelve months and represents the first step in consolidating what we believe is an $8 billion captive semiconductor assembly and test market in Japan," said Mr. Boruch.

Amkor will be holding a conference call on October 31 at 5:00 p.m. eastern time to discuss the results of the third quarter in more detail. Participants can access the call at 712-271-0002. The call will also be webcast through our web site, http://www.amkor.com.

Amkor Technology, Inc. is the world's largest provider of semiconductor assembly and test services. The company offers a complete set of micro-electronics manufacturing services including deep submicron wafer fabrication, wafer probe testing, IC packaging design, assembly & testing, burn-in, characterization and reliability testing. More information on Amkor Technology, Inc. is available from the company's SEC filings and on Amkor's web site, http://www.amkor.com. Amkor is traded on the Nasdaq Stock Market under the symbol AMKR.


                                     -more-

This news release contains forward-looking statements - such as (1) our belief that the trend towards outsourcing of assembly & test continues to be a key growth driver, which should accelerate during the next several years; (2) our belief that we are well positioned to maintain our track record of growth during industry downturns; (3) our expectation that consolidated gross margin will be stable in the fourth quarter, or approximately 27% to 28% when excluding the amortization of goodwill and acquired intangibles; (4) our expectation that our Flip Chip business will grow significantly in 2001; (5) our expectation that, in the area of optical packaging, we will have news to announce within the next several months; (6) our current plans for 2001 are to grow our Assembly & Test revenue by 35% ,Wafer Fab revenues by 20% and Test revenues by 80%; and (7) our belief that the proposed transaction with Toshiba should close on or about December 1 and should bring Amkor $300 million in revenue over the next twelve months; - that involve risks and uncertainties that could cause actual results to differ from anticipated results. Further information on risk factors that could affect the outcome of the events set forth in these statements and that would affect the company's operating results and financial condition is detailed in the company's filings with the Securities and Exchange Commission, including the Report on Form 10-Q for the fiscal quarter ended June 30, 2000.


Contact: Jeffrey Luth (Investors)             Ken Jensen (Media)
         610-431-9600 ext. 5613               480-821-2408  Ext. 5130
         jluth@amkor.com                      kjens@amkor.com


                               (tables to follow)

                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  FOR THE THREE MONTHS ENDED      FOR THE NINE MONTHS ENDED
                                                        SEPTEMBER 30,                     SEPTEMBER 30,
                                                         (UNAUDITED)                      (UNAUDITED)

                                                      2000          1999             2000              1999
                                                      ----          ----             ----              ----
Net revenues                                        $648,576      $501,816        $1,750,423        $1,371,698

Cost of revenues -- including purchases
  from ASI                                           469,518       396,532         1,316,739         1,132,450
Amortization of goodwill & other acquired
  intangibles                                         20,179         7,795            41,633            12,421
                                                    --------      --------        ----------        ----------
Total cost of revenues                               489,697       404,327         1,358,372         1,144,871
                                                    --------      --------        ----------        ----------
Gross profit                                         158,879        97,489           392,051           226,827
                                                    --------      --------        ----------        ----------
Operating expenses:
Selling, general and administrative                   50,257        40,376           139,386           105,499
Research and development                               8,838         2,990            17,081             8,084
                                                    --------      --------        ----------        ----------
Total operating expenses                              59,095        43,366           156,467           113,583
                                                    --------      --------        ----------        ----------
Operating income                                      99,784        54,123           235,584           113,244
                                                    --------      --------        ----------        ----------
Other (income) expense:
Interest expense, net                                 36,787        16,995            81,644            29,429
Foreign currency (gain) loss                           2,015         (253)             4,607               151
Other expense(income), net                             (613)         2,597             1,425             6,225
                                                    --------      --------        ----------        ----------
Total other expense                                   38,189        19,339            87,676            35,805
                                                    --------      --------        ----------        ----------

Income before income taxes and equity in
  loss of investees                                   61,595        34,784           147,908            77,439
Provision for income taxes                             9,239         8,696            24,425            20,906
Equity in loss of investees                          (7,185)             0          (10,220)                 0
                                                    --------      --------        ----------        ----------
Net income                                           $45,171       $26,088          $113,263           $56,533
                                                    ========      ========        ==========        ==========
Per Share Data:
Basic net income per common share                      $0.30         $0.22             $0.79             $0.48
                                                    ========      ========        ==========        ==========
Diluted net income per common share                    $0.28         $0.21             $0.75             $0.47
                                                    ========      ========        ==========        ==========
Shares used in computing basic
  net income per common share                        151,831       118,276           143,744           118,090
                                                    ========      ========        ==========        ==========
Shares used in computing
  diluted net income per common share                158,833       135,626           151,663           134,079
                                                    ========      ========        ==========        ==========

                             AMKOR TECHNOLOGY, INC.
            SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME EXCLUDING
       AMORTIZATION OF GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLES
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                         FOR THE THREE MONTHS ENDED   FOR THE NINE MONTHS ENDED
                                                                                SEPTEMBER 30,               SEPTEMBER 30,
                                                                                 (UNAUDITED)                 (UNAUDITED)

                                                                               2000        1999          2000            1999
                                                                               ----        ----          ----            ----
Net revenues                                                                 $648,576    $501,816     $1,750,423     $1,371,698

Cost of revenues-including purchases from ASI                                 469,518     396,532      1,316,739      1,132,450
                                                                             --------    --------     ----------     ----------
Gross profit                                                                  179,058     105,284        433,684        239,248
                                                                             --------    --------     ----------     ----------
Operating expenses:
  Selling, general and administrative                                          50,257      40,376        139,386        105,499
  Research and development                                                      8,838       2,990         17,081          8,084
                                                                             --------    --------     ----------     ----------
    Total operating expenses                                                   59,095      43,366        156,467        113,583
                                                                             --------    --------     ----------     ----------
Operating income                                                              119,963      61,918        277,217        125,665
                                                                             --------    --------     ----------     ----------

Other (income) expense:
  Interest expense, net                                                        36,787      16,995         81,644         29,429
  Foreign currency loss                                                         2,015       (253)          4,607            151
  Other expense(income), net                                                     (613)      2,597          1,425          6,225
                                                                             --------    --------     ----------     ----------
    Total other expense                                                        38,189      19,339         87,676         35,805
                                                                             --------    --------     ----------     ----------

Income before income taxes and equity in
  loss of investees                                                            81,774      42,579        189,541         89,860
Provision for income taxes                                                      9,239       8,696         24,425         20,906
Equity in income of investees                                                     344           0          5,839              0
                                                                             --------    --------     ----------     ----------
Net income                                                                    $72,879     $33,883       $170,955        $68,954
                                                                             ========    ========     ==========     ==========
Per Share Data:
Basic net income per common share                                               $0.48       $0.29          $1.19          $0.58
                                                                             ========    ========     ==========     ==========
Diluted net income per common share                                             $0.46       $0.27          $1.13          $0.56
                                                                             ========    ========     ==========     ==========
Shares used in computing basic                                                151,831     118,276        143,744        118,090
  net income per common share                                                ========    ========     ==========     ==========
Shares used in computing                                                      158,833     135,626        151,663        134,079
  diluted net income per common share                                        ========    ========     ==========     ==========

The above supplemental consolidated statements of income exclude the effects of the following:

     During the three months and nine months ended September 30, 2000, the amortization of goodwill and other acquired intangibles excluded from cost of revenues was $20.2 million and $41.6 million, respectively.

     During the three months and nine months ended September 30, 1999, the amortization of goodwill excluded from cost of revenues was $7.8 million and $12.4 million, respectively.

     During the three months and nine months ended September 30, 2000, the amortization of the difference between the cost of our equity investments and our share of the underlying net assets of ASI excluded from equity in income of investees was $7.5 million and $16.1 million, respectively.

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                               SEPTEMBER 30,          DECEMBER 31,
                                                                                  2000                    1999
                                                                               (UNAUDITED)
Assets
Current assets:
    Cash and cash equivalents                                                     $108,865               $98,045
    Short-term investments                                                               0               136,595
    Accounts receivable --
        Trade, net of allowance for doubtful accounts of $2,443                    311,612               157,281
        Due from affiliates                                                          1,540                 6,278
        Other                                                                        8,208                 6,469
    Inventories                                                                    103,695                91,465
    Other current assets                                                            29,185                11,117
                                                                                ----------            ----------
            Total current assets                                                   563,105               507,250
                                                                                ----------            ----------
Property, plant and equipment, net                                               1,481,196               859,768
                                                                                ----------            ----------
Investments                                                                        452,022                63,672
                                                                                ----------            ----------
Other assets:
    Due from affiliates                                                             25,657                27,858
    Goodwill and acquired intangibles                                              747,186               232,350
    Other                                                                          165,169                64,191
                                                                                ----------            ----------
            Total other assets                                                     938,012               324,399
                                                                                ----------            ----------
            Total assets                                                        $3,434,335            $1,755,089
                                                                                ==========            ==========

Liabilities and Stockholders' Equity
Current liabilities:
    Bank overdraft                                                                 $25,049               $16,209
    Short-term borrowings and current portion of long-term debt                     73,669                 6,465
    Trade accounts payable                                                         166,050               122,147
    Due to affiliates                                                               37,014                37,913
    Accrued expenses                                                               142,206                88,577
    Accrued income taxes                                                            44,267                41,587
                                                                                ----------            ----------
            Total current liabilities                                              488,255               312,898
Long-term debt                                                                   1,623,933               687,456
Other noncurrent liabilities                                                        52,350                16,994
                                                                                ----------            ----------
            Total liabilities                                                    2,164,538             1,017,348
                                                                                ----------            ----------
Commitments and contingencies

Stockholders' equity:
    Common stock                                                                       152                   131
    Additional paid-in capital                                                     970,880               551,964
    Retained earnings                                                              302,996               189,733
    Receivable from stockholder                                                     (3,276)               (3,276)
    Accumulated other comprehensive income                                            (955)                 (811)
                                                                                ----------            ----------
            Total stockholders' equity                                           1,269,797               737,741
                                                                                ----------            ----------
            Total liabilities and stockholders' equity                          $3,434,335            $1,755,089
                                                                                ==========            ==========